Exhibit 5.1

May 13, 2009

Sirius XM Radio Inc.
1221 Avenue of the Americas
New York, NY 10020

Ladies and Gentlemen:

      I am General Counsel of Sirius XM Radio Inc., a Delaware corporation (the “Company”). This letter is being delivered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of 84,930,000 shares of common stock, par value $0.001 per share (the “2003 Shares”), which may be issued pursuant to the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan (the “2003 Plan”), and 63,154,000 shares of common stock, par value $0.001 per share (the “2007 Shares”, and collectively with the 2003 Shares, “the Shares”), which may be issued pursuant to the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan (the “2007 Plan”).

      I have examined the Registration Statement, the 2003 Plan and the 2007 Plan. I also have examined the originals or duplicates or certified or conformed copies of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. In rendering the opinions below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to be as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

      Based upon the foregoing, and subject to the qualification and limitations stated herein, I am of the opinion that the Shares to be issued by the Company pursuant to each of the 2003 Plan and the 2007 Plan have been duly authorized and, upon their issuance and delivery in accordance with each of the 2003 Plan and 2007 Plan, respectively, will be validly issued, fully paid and non-assessable.

      I do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). I am not admitted to practice in the State of Delaware.

      I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Patrick L. Donnelly, Esq.
Patrick L. Donnelly, Esq.
Executive Vice President,
General Counsel and Secretary